UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 24, 2009
REHABCARE GROUP, INC.
(Exact name of Company as specified in its charter)

Delaware	001-14655	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
	St. Louis, Missouri	63105
	(Address of principal executive offices)	(Zip Code)
(800) 677-1238
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 24, 2009, RehabCare Group, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, and Banc of America Securities LLC, RBC Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers.
     The Credit Agreement amends and restates the Company’s former $175 million Amended and Restated Credit Agreement, dated June 16, 2006, and provides for a term loan facility of $450 million, a revolving credit facility of $125 million, a swingline subfacility of up to $25 million and a letter of credit subfacility of up to $40 million. The Company used the proceeds of the term loan facility and approximately $22 million in borrowings under the revolving credit facility to pay a portion of the consideration for its merger with Triumph HealthCare Holdings, Inc. (“Triumph”), as described in Item 2.01 below, and related fees and expenses.
     The Credit Agreement contains certain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in similar credit facilities. In addition, the Company is required to maintain on a consolidated basis a maximum ratio of total funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a maximum ratio of senior funded debt to EBITDA and a minimum ratio of adjusted EBITDA to fixed charges.
     As of November 24, 2009, the amount outstanding under the loans made under the Credit Agreement was approximately $472 million. Certain fees and interest rates to be charged in connection with the new credit facilities are variable based upon the Company’s consolidated total leverage ratio.
     The foregoing description of the new credit facilities does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On November 24, 2009, the Company issued a press release announcing the completion of its merger with Triumph pursuant to the Agreement and Plan of Merger, dated as of November 3, 2009 (the “Merger Agreement”), by and among the Company, RehabCare Group East, Inc., RehabCare Hospital Holdings, L.L.C. (“Holdings”), RehabCare Merger Sub Corporation, a wholly-owned subsidiary of Holdings (“Merger Sub”), Triumph and TA Associates, Inc., in its capacity as the securityholder representative. Merger Sub was merged with and into Triumph (the “Merger”), and Triumph survived the Merger as an indirect, wholly-owned subsidiary of the Company.
     The Company paid Triumph’s stockholders, warrant holders and option holders the aggregate purchase price of approximately $570 million in cash, subject to certain adjustments as provided in the Merger Agreement, funded through borrowings under the Credit Agreement, an underwritten offering of common stock (as further described in the Company’s Current Report on Form 8-K dated November 18, 2009) and cash on hand. The Company will not issue any preferred stock pursuant to the Backstop Securities Agreement (as further described in the Company’s Current Report on Form 8-K dated November 4, 2009, and which was filed as Exhibit 99.10 therein).
     A copy of the press release announcing the completion of the Merger is attached hereto as Exhibit 99.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     Triumph’s (i) audited consolidated balance sheets at December 31, 2008 and December 31, 2007 and (ii) audited consolidated statements of operations, statements of equity (deficit) and statements of cash flows for each of the three years in the period ended December 31, 2008, and the notes related thereto, each required by Item 9.01(a) of Form 8-K, were filed by the Company as Exhibit 99.1 in its Current Report on Form 8-K dated November 9, 2009, which is incorporated by reference in this Item 9.01(a).
     Triumph’s (i) unaudited condensed consolidated balance sheet at September 30, 2009 and audited condensed consolidated balance sheet at December 31, 2008 and (ii) unaudited condensed consolidated statements of operations, statement of equity (deficit) and statements of cash flows for the nine months ended September 30, 2009 and September 30, 2008, and the notes related thereto, each required by Item 9.01(a) of Form 8-K, were filed by the Company as Exhibit 99.2 in its Current Report on Form 8-K dated November 9, 2009, which is incorporated by reference in this Item 9.01(a).
(b) Pro Forma Financial Information
     The Company’s unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, and the notes related thereto, required by Item 9.01(b) of Form 8-K, are included in this Form 8-K as Exhibit 99.2.
(d) Exhibits
     See Exhibit Index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 24, 2009

REHABCARE GROUP, INC.

By:	/s/ Jay W. Shreiner

Name:	Jay W. Shreiner
Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of November 24, 2009, by and among the Company, as borrower, certain subsidiaries and affiliates of the borrower, as guarantors, and Bank of America, N.A., as administrative agent and collateral agent, and Banc of America Securities LLC, RBC Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers (including the exhibits listed therein)

99.1	Press Release of the Company dated November 24, 2009 announcing the completion of the merger with Triumph

99.2	Unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2009 and for the year ended December 31, 2008, and the notes related thereto

5